Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

Vitex Board Approves Reverse Stock Split

Watertown, MA (March 14, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective therapeutics, today announced that the Board of Directors of Vitex has approved a reverse split of the Company’s common stock.

As previously announced, the Board had been authorized by Vitex shareholders at a special shareholder meeting held on March 10 to effect a reverse split of the common stock in the range of 1:5 to 1:20. Pursuant to this authorization, the Board today approved a 1-for-10 reverse split of the Company’s common stock. Shares held as of the close of business on March 14, 2005 will be split and shares will begin trading on a post split basis on Tuesday, March 15, 2005. Vitex shares outstanding after the effect of the 1-for-10 reverse split will be approximately 38.2 million shares.

For a period of 20 trading days following the split, the Company’s common stock will trade under the temporary symbol “VITXD” to reflect the occurrence of the split. All warrants, options and common stock outstanding at the time of the split, including common stock issued as part of the merger with Panacos Pharmaceuticals and common stock and warrants issued in the recently completed $20 million private placement, will also be adjusted by the ratio. To the extent that the split results in a shareholder becoming entitled to a fractional share, the shareholder shall, in lieu of the fractional share, become entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on March 14, 2005 (or if that price is not available, the average of the last bid and asked prices of the common stock on March 14, 2005 or such other price as may be determined by Vitex’s Board of Directors). As previously disclosed by Vitex, effecting a reverse split was a condition for closing the private placement and for maintaining a listing on the Nasdaq National Market.

The reverse stock split will affect all Vitex shareholders uniformly and will not affect any shareholder’s percentage ownership in Vitex except to the extent that the reverse stock split results in any of Vitex’s stockholders owning a fractional share.

“The reverse split accomplishes several important objectives for Vitex following the successful completion of our merger with Panacos Pharmaceuticals, Inc. and attendant $20 million financing,” said Samuel Ackerman, Chairman and CEO of Vitex. “The split is important for maintaining compliance with the $1.00 minimum bid price listing requirement on the Nasdaq National Market. We also believe that the higher per share price could expand the investor base of the company by attracting investors with minimum price thresholds. We are now well positioned to continue development of our promising antiviral platform led by PA-457, the first in class maturation inhibitor for treatment of HIV.”

Example for Shareholders of How the 1-for-10 Split Works:

A shareholder owning 10,000 shares of Vitex common stock before the split would own 1,000 shares of Vitex common stock after the split. A person owning 555 shares would receive 55 shares following the split plus a cash payment in lieu of a fractional share equal to the fractional share, or 0.5 in this case, multiplied by the closing market price of Vitex on March 14, the last trading day prior to the split.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex’s proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the Company’s ability to execute plans to resume its clinical trial program for its lead product candidate, the INACTINE™ viral inactivation system for red blood cells, the execution of the Company’s financing plans, anticipated future clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.